Exhibit 99.1

NEWS RELEASE

Forward Air Announces Sale of Final Mile Business

GREENEVILLE, Tenn.—(BUSINESS WIRE)— Forward Air Corporation (NASDAQ: FWRD) (the “Company” or “Forward”) is pleased to announce the sale of its Final Mile business to Hub Group, Inc. for an estimated total cash consideration of $262 million. For the twelve months ended September 30, 2023, Final Mile generated approximately $289 million in revenue. Final Mile has approximately 45 locations and more than 640 employees that will transfer to Hub Group, Inc.

Tom Schmitt, Chairman, President, and CEO said, “Our Final Mile business grew revenue over 150% since inception in 2019 and returned significant value to Forward’s employees, customers and shareholders. We are pleased the Final Mile team has joined a first-class company and team of people. Corporate clarity remains a top priority as we enter the next phase of our Grow Forward strategy.”

Phil Yeager, President and CEO of Hub Group, stated, “We are excited to welcome the Forward Final Mile team to Hub Group. Through this transaction, we will continue to grow our non-asset logistics segment and deepen our value to our customers through the addition of this excellent team and their best-in-class appliance capabilities.”

Carlton Fields served as legal counsel and Jewell Advisory Group served as M&A advisor to the Company in connection with the transaction.

About Forward Air Corporation

Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s expectations regarding its revenue growth strategy. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company is not able to execute its Grow Forward Strategy. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. You should consider the forward-looking statement contained herein in light of such risks. We assume no duty to update these statements as of any future date.

MEDIA CONTACT:

Justin Moss—Forward Air

JMoss@forwardair.com

404.362.8933